Exhibit 99.1


FIRST                                                                      FOR
FEDERAL                                                              IMMEDIATE
BANCSHARES                                                             RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                           FOR FURTHER INFORMATION CONTACT:
                                                 Larry J. Brandt/President-CEO
                                                      Tommy Richardson/EVP-COO
                                                       Sherri Billings/EVP-CFO
                                                                  870-741-7641


                FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                      ANNOUNCES 2-FOR-1 STOCK SPLIT

Harrison, Arkansas - December 8, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that its Board of Directors at their meeting on November 25, 2003 declared a two for one stock split on the common stock of the Corporation payable on December 31, 2003 to the stockholders of record at the close of business on December 17, 2003.

The purpose of the stock split, which will be in the form of a stock dividend of one share for each share held on December 17, 2003, is to increase the number of outstanding shares and the liquidity of the Corporation's common stock. As of December 8, 2003, the Corporation had approximately 2.67 million shares of common stock outstanding. Certificates for the new shares will be issued on or about December 31, 2003.

Larry J. Brandt, President/CEO of the Corporation, stated, "This split is intended to improve the liquidity for the Corporation's common stock and create further interest in and awareness of our common stock. In addition, our stock has experienced a significant increase in market valuation over the last year and the stock split will lower the market price and make our common stock more affordable. We believe this stock split further demonstrates our commitment to enhancing shareholder value."

The Bank, in its 69th year, conducts business from 16 offices in the Northcentral and Northwest Arkansas. At September 30, 2003, the Corporation had total assets of $695.8 million, total liabilities of $622.2 million and stockholders' equity of $73.6 million.






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